As filed with the Securities and Exchange Commission on December 3, 2010

Registration Nos. 333-125402, 333-148428

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

Post-effective Amendment

to

FORM S-8

REGISTRATION STATEMENT NO. 333-148428

Post-effective Amendment

to

FORM S-8

REGISTRATION STATEMENT NO. 333-125402

SMITHTOWN BANCORP, INC.

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	11-2695037 (I.R.S. Employer Identification No.)

c/o People’s United Financial, Inc.

850 Main Street

Bridgeport, Connecticut 06604

(203) 338-7171

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

SMITHTOWN BANCORP, INC. 2007 STOCK COMPENSATION PLAN

SMITHTOWN BANCORP RESTRICTED STOCK PLAN

(each plan as amended or restated from time to time)

(Full titles of the plans)

Robert E. Trautmann

Senior Executive Vice President and General Counsel

People’s United Financial, Inc., as the successor company to Smithtown Bancorp, Inc.

850 Main Street

Bridgeport, Connecticut 06604

(203) 338-7171

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed on Form S-8 (collectively, the “Registration Statements”):

1.	Registration Statement No. 333-148428 registering 874,163 shares of Smithtown Bancorp, Inc. (“Smithtown”) common stock, par value $0.01 per share (“Smithtown Common Stock”), in connection with the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan.

2.	Registration Statement No. 333-125402 registering 100,000 shares of Smithtown Common Stock in connection with the Smithtown Bancorp Restricted Stock Plan.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 15, 2010, by and between Smithtown and People’s United Financial, Inc., a Delaware corporation (“People’s”), Smithtown merged with and into People’s, with Smithtown ceasing to exist (the “Merger”), effective as of 7:00 p.m. Eastern Standard Time on November 30, 2010 (the “Effective Time”). The Merger Agreement was filed as Exhibit 2.1 to Smithtown’s Current Report on Form 8-K dated July 16, 2010.

At the Effective Time, each outstanding share of Smithtown Common Stock (other than shares to be cancelled in accordance with the Merger Agreement) was cancelled and converted into the right to receive either $3.77 in cash or 0.304 shares of People’s common stock, at the election of each Smithtown stockholder, subject to proration due to limitations on the aggregate amount of cash to be paid by People’s in the Merger and depending on the election of other Smithtown stockholders, as specified in the Merger Agreement. Shares of Smithtown Common Stock are no longer listed on the NASDAQ Global Select Market.

As a result of the Merger, Smithtown has terminated all offerings of securities pursuant to the Registration Statements. People’s, as successor to Smithtown, hereby terminates the effectiveness of the Registration Statements and removes from registration 631,415 shares of Smithtown Common Stock and 124,163 shares of Smithtown Common Stock, which were originally reserved for issuance under the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan and the Smithtown Bancorp Restricted Stock Plan, respectively, and registered under the Registration Statements, and which remain unsold and unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgeport, State of Connecticut, on this 3rd day of December, 2010.

PEOPLE’S UNITED FINANCIAL, INC. as successor company to Smithtown Bancorp, Inc.

By:	/S/ ROBERT E. TRAUTMANN
Name:	Robert E. Trautmann
Title:	Senior Executive Vice President and General Counsel

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.